SORL Auto Parts Reports Fourth Quarter and Annual Results for 2010

ZHEJIANG, China, March 29, 2011  -- SORL Auto Parts, Inc. (Nasdaq: SORL) (“SORL” or “The Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced financial results for the fourth quarter and fiscal year ended December 31, 2010.

On August 31, 2010, the Company, through its subsidiary, acquired the automotive parts segments of Ruili Group Co., Ltd.  In accordance with United States Generally Accepted Accounting Principles (“GAAP”), SORL’s consolidated annual financial statements for 2010 and 2009 include the acquired segments of the Ruili Group’s business as if the acquisition had taken place on January 1, 2009.

Fourth Quarter Financial Highlights

•	SORL Net sales rose 19.4% from the fourth quarter of 2009;
•	SORL OEM sales were up 25.2% year-over-year;
•	SORL Export sales were up 15.8% year-over-year;
•	SORL Net income rose 5.6% year-over-year; with diluted EPS of $0.31.

Mr. Xiaoping Zhang, SORL Auto Parts' Chief Executive Officer and Chairman, stated, “Our 2010 fourth quarter continued our growth trend as the Chinese economy continued to expand.  We benefited from higher demand for commercial vehicles due to the investment in infrastructure by the Chinese government, the expansion of the highway system allowing for more goods to shipped longer distances, and greater bus production to move people.  Additionally, through SORL’s acquisition of certain assets of the auto parts business of the Ruili Group, we now are selling into the passenger vehicle market and offer a broader line of products.”

“We remain optimistic for our OEM business and expect faster growth in the Chinese aftermarket as more replacement parts become necessary to maintain and repair the large and growing number of vehicles in China. We have received good feedback on our more advanced, higher-margin products that we designed and are manufacturing,” Mr. Zhang concluded.

Fourth Quarter Financial Results

The fourth quarter financial results presented for the periods ending December 31, 2010 and December 31, 2009 include the results of the acquired Ruili Group business in each period.

SORL’s consolidated net sales were $54.8 million, an $8.9 million or 19.4% increase over the $45.9 million in the same quarter of 2009. SORL sales to the Chinese OEM market were $32.8 million and $26.2 million for the three months ended December 31, 2010 and 2009, respectively, an increase of 25.2%.  SORL’s Chinese aftermarket sales were $10.3 million and $9.6 million for the three months ended December 31, 2010 and 2009, respectively, an increase of 7.3%. SORL export sales were $11.7 million and $10.1 million for the three months ended December 31, 2010 and 2009, respectively, an increase of 15.8%.

SORL’s consolidated gross profit was $15.6 million for the fourth quarter of 2010, a 4.3%  increase or  $0.6 million, from $15.0 million for the fourth quarter of 2009.

"SORL’s gross margin was 28.5% compared with 32.7% in the fourth quarter of 2009. Rising labor expenses, higher depreciation costs related to the purchase of new equipment, and higher raw material prices also affected gross margins in the 2010 fourth quarter.

To maintain or increase gross profit margins, SORL has focused on increasing production efficiency, improving the technologies in its products, and adding higher-profit new valve products.

SORL’s consolidated selling and distribution expenses was $4.1 million for the three months ended December 31, 2010, as compared to $3.2 million for the same period of 2009. The increased selling and distribution expense was due to increased transportation costs resulting from higher sales.

As a percentage of revenue, SORL selling and distribution expense increased to 7.5% for the 2010 fourth quarter compared with 6.9% in the same quarter of 2009.

SORL’s consolidated general and administrative (G&A) expenses were $2.0 million for the 2010 fourth quarter versus $3.3 million for the same quarter in 2009.

The decrease in G&A was primarily a result of reversing an over accrual of professional fee expense incurred in the first nine months of  2010 for potential M&A activities. G&A expenses were 3.6% of sales in the 2010 fourth quarter compared with 7.2% of sales in the fourth quarter last year.

SORL’s research and development expenses were $1.9 million compared with $2.4 million for the same period of 2009. Research and development was focused on new product development, particularly in upgrading traditional valve products and in developing electronically controlled products.

SORL’s consolidated operating income in the fourth quarter of 2010 was $7.3 million, a 23.7% increase over the $5.9 million in the fourth quarter of 2009. The increase in operating income is due to higher sales and gross margin combined with lower operating expenses during the fourth quarter of 2010 compared with the same quarter in 2009.

SORL’s operating margin was 13.3% in the fourth quarter of 2010 compared with an operating margin of 12.8% in the fourth quarter last year. The consolidated operating margin in the third quarter of 2010 was 12.1%.

The consolidated provision for income taxes in the 2010 fourth quarter was $1.0 million versus a tax benefit of $0.09 million in the 2009 fourth quarter.

SORL’s consolidated net income attributable to stockholders for the 2010 fourth quarter was $5.9 million, or $0.31 per diluted share, a 5.6% gain over the $5.6 million, or $0.30 per diluted share, in the year ago fourth quarter.

Consolidated net cash flows from operating activities were $12.3 million for the fiscal year ended December 31, 2010 compared with $2.5 million last year.

Annual Financial Results

In accordance with GAAP, SORL’s annual results include the business acquired from the Ruili Group as if the acquisition had occurred on January 1, 2009.

SORL’s consolidated net sales for 2010 increased by $58.4 million or 41.4% year-over-year, to $199.4 million from $141.0 million in the year ended December 31, 2009.

SORL’s consolidated sales in 2010 from China's domestic OEM market were $117.4 million, a $44.5 million or 61.0% increase from the $72.9 million in 2009. Sales from China's domestic aftermarket were $33.5 million in 2010 versus $33.7 million in 2009. Sales from international markets rose 41.4% to $48.5 million in 2010 compared with $34.3 million last year.

SORL’s consolidated gross profit increased by 35.7% to $58.1 million for the year ended December 31, 2010 from $42.8 million in the 2009 year. SORL’s gross margin was 29.2% in 2010 compared with 30.4% for 2009.

To maintain or increase gross profit margins, SORL has focused on increasing production efficiency, improving the technologies in its products, and adding higher-profit new valve products.

SORL’s consolidated selling and distribution expenses were $13.5 million in 2010 compared with $10.4 million in 2009.  The increase in selling expenses was mainly due to greater transportation costs related to higher sales. As a percentage of sales, selling and distribution expenses declined to 6.8% in 2010 from 7.3% in 2009.

SORL’s consolidated general and administrative (G&A) expenses were $11.8 million in 2010 from $10.0 million in  2009. The higher G&A expenses were related to the Company’s business expansion and were consistent with the increase in sales. As a percentage of sales, general and administrative expenses were 5.9% versus 7.1% in 2009.

SORL’s consolidated research and development (R&D) expense in 2010 was $7.2 million compared with $5.0 million for  2009.  The $2.3 million higher R&D investment focused on new product development, particularly in upgrading traditional valve products and in developing electronically controlled products. As a percentage of sales, R&D expenses were 3.6 % in 2010 versus 3.5% in 2009.

Consolidated financial expenses in 2010 were $1.1 million compared with $376,000 in 2009 primarily due to fluctuations in the exchange rate between the U.S. dollar and Chinese RMB currencies.

SORL consolidated income from operations was $24.6 million, a 43.6% increase from the $17.1 million in 2009. The  2010 operating margin of 12.3% was slightly above last year’s operating margin.

SORL’s consolidated income taxes in 2010 were $2.8 million compared with $2.0 million in 2009. The increase is primarily due to the increase in pre-tax net income partially offset by a tax benefit from the purchase of domestically manufactured equipment.

The consolidated net income attributable to stockholders for the fiscal year ended December 31, 2010 increased by $6.4 million, or 45.6% to $20.4 million, or basic and diluted earnings per share (“EPS”) of $1.06, from consolidated net income of $14.0 million, or basic and diluted EPS of $0.77, in 2009.

Balance Sheet

At December 31, 2010, the Company had cash and cash equivalents of $6.7 million compared with $10.3 million at December 31, 2009. Working capital was $87.9 million at December 31, 2010, with a current ratio of 3.0 to 1. Shareholders’ equity grew to $133.3 million at December 31, 2010 from $122.2 million at December 31, 2009.

Recent Developments

On January 24, 2011SORL announced that its subsidiary, Ruili Group Ruian Auto Parts Co., Ltd., was awarded a "core supplier" designation from the China FAW Group Corporation (FAW Group). Out of over 900 suppliers, SORL was one of only 26 suppliers to be recognized as an FAW Group "core supplier."

On December 21, 2010, SORL announced that the Yutong Group, Asia's largest bus manufacturer, agreed to purchase disc spring chambers exclusively from SORL in 2011, replacing imported products. The new orders are expected to increase SORL's 2011 sales to the Yutong Group by 100%. Sales to the entire bus market in 2011 are expected to reach RMB 50 million, a more than 100% increase compared with bus sales in 2010. The Company's market share in the bus market is expected to rapidly expand with these new orders.

SORL announced on September 1, 2010, that through its 90%-owned operating subsidiary, Ruili Group Ruian Auto Parts Co., Ltd., it executed an Asset Purchase Agreement to purchase the assets of the hydraulic brake, power steering and automotive electrical parts segments of the automotive parts business of Ruili Group Co., Ltd. The Company's product offerings expanded into both commercial and passenger vehicles' brake systems and other key safety-related auto parts. The purchase price was RMB 170 million, or approximately USD$25 million. The transaction was effected as a purchase of assets, consisting primarily of machinery and equipment, inventory, accounts receivable and patent rights, used or usable in connection with these segments of the auto parts business of Ruili Group Co., Ltd.

Business Outlook

We project approximately $50.0 million of sales revenue and $4.6 million of net income attributable to our common stockholders for the first quarter ending March 31, 2011.

Conference Call
Management will host a conference call on Tuesday, March 29, 2011 at 8:00 a.m. EDT / 8:00 p.m. Beijing Time to discuss its 2010 fourth quarter and fiscal year financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, or +1-201-689-8565 for international callers. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on April 5, 2011, or 11:59 a.m. Beijing Time on April 6, 2011. The replay dial-in numbers are: U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Account "286" and Conference ID "369621" to access the replay.

SORL Auto Parts, Inc.

A leading manufacturer and distributor of automotive brake systems and other key safety related auto parts in China, management believes that SORL Auto Parts, Inc. ranked No. 1 for market share in China in the segment for brake systems for commercial vehicles, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake system and others. The Company has four authorized international sales centers in Australia, UAE, India, and the United States. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward- looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Ben Chen
Corporate Secretary
Director of Investor Relations
+86 577 6581 7721
ben@sorl.com.cn

Kevin Theiss
Grayling
646-284-9409
kevin.theiss@grayling.com

-- tables follow --

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2010 and 2009

		December 31, 2010		December 31, 2009

Assets
Current Assets
Cash and Cash Equivalents	US$	6,691,078	US$	10,255,259
Accounts Receivable, Net of Provision		54,168,856		47,753,974
Notes Receivable		27,318,361		13,083,691
Inventory		31,960,053		24,028,397
Prepayments		7,632,674		7,558,140
Other current assets, including $52,743 and $0 from related parties at December 31, 2010 and December 31, 2009, respectively.		3,497,659		5,141,595
Total Current Assets		131,268,681		107,821,056
Fixed Assets
Property, Plant and Equipment		67,926,160		49,713,952
Less: Accumulated Depreciation		(23,032,159)		(17,983,124)
Property, Plant and Equipment, Net		44,894,001		31,730,828
Leasehold Improvements in Progress		424,881		477,681

Land Use Rights, Net		14,298,522		14,198,392

Other Assets
Intangible Assets		166,510		161,499
Less: Accumulated Amortization		(71,868)		(54,380)
Intangible Assets, Net		94,642		107,119
Deferred tax assets		398,034		220,577

Total Other Assets		492,676		327,696
Total Assets	US$	191,378,761	US$	154,555,653

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable, including $3,151,493 and $1,985,291 due to related parties at December 31, 2010 and December 31, 2009, respectively.	US$	10,672,514	US$	9,724,715
Notes payable		966,373		-
Deposit Received from Customers		7,484,839		3,670,369
Short term bank loans		15,770,448		-
Income tax payable		1,174,976		551,900
Accrued Expenses		6,777,830		4,192,452
Other Current Liabilities, including $64,600 and $200,762 due to related parties at December 31, 2010 and December 31, 2009, respectively.		559,575		599,021
Total Current Liabilities		43,406,555		18,738,457

Non-Current Liabilities

Deferred tax liabilities		171,981		115,481
Total Liabilities		43,578,536		18,853,938

Stockholders' Equity
Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of December 31, 2010 and December 31, 2009		-		-
Common Stock - $0.002 Par Value; 50,000,000 authorized,
19,304,921 and 18,304,921 issued and outstanding as of
December 31, 2010 and December 31, 2009		38,609		36,609
Additional Paid In Capital		42,199,014		55,268,604
Reserves		6,641,547		4,554,601
Accumulated other comprehensive income		14,731,607		10,939,703
Retained Earnings		69,672,286		51,390,409
Total SORL Auto Parts, Inc. stockholders' equity		133,283,063		122,189,926
Noncontrolling Interest In Subsidiaries		14,517,162		13,511,789
Total Equity		147,800,225		135,701,715
Total Liabilities and Stockholders' Equity	US$	191,378,761	US$	154,555,653

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
For Years Ended on December 31, 2010 and 2009

		2010	2009

Sales	US$	199,365,154	140,984,926
Include: sales to related parties		1,304,624	569,621
Cost of Sales		141,228,963	98,146,876

Gross Profit		58,136,191	42,838,050

Expenses:
Selling and Distribution Expenses		13,466,981	10,356,066
General and Administrative Expenses		11,761,401	10,038,692
Research and development expenses		7,223,705	4,964,860
Financial Expenses		1,127,777	375,992

Total Expenses		33,579,864	25,735,610

Operating Income		24,556,327	17,102,440

Other Income		826,700	655,298
Non-Operating Expenses		(221,046)	(144,372)

Income Before Provision for Income Taxes		25,161,981	17,613,366

Provision for Income Taxes		2,751,913	2,049,205

Net Income	US$	22,410,068	15,564,161
Other Comprehensive Income - Foreign Currency Translation Adjustment		4,213,528	101,638
Total Comprehensive Income		26,623,596	15,665,799

Less:
Net income attributable to Noncontrolling Interest In Subsidiaries		2,041,245	1,519,921

Other Comprehensive Income Attributable to Non-controlling Interest's Share		421,624	10,183
Total Comprehensive Income Attributable to Non-controlling Interest's Share		2,462,869	1,530,104
Net Income Attributable to Stockholders		20,368,823	14,044,240

Other Comprehensive Income Attributable to Stockholders		3,791,904	91,455

Total Comprehensive Income Attributable to Stockholders		24,159,727	14,135,695

Weighted average common share - Basic		19,304,921	18,280,865

Weighted average common share - Diluted		19,304,921	18,280,865

EPS - Basic		1.06	0.77

EPS - Diluted		1.06	0.77

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For Years Ended on December 31,2010 and 2009

		2010	2009

Cash Flows from Operating Activities
Net Income	US$	20,368,823	14,044,240
Adjustments to reconcile net income to net cash
from operating activities:
Noncontrolling Interest In Subsidiaries		2,041,245	1,519,921
Bad Debt Expense		256,097	18,943
Depreciation and Amortization		5,351,778	4,332,946
Stock-Based Compensation Expense		-	9,935
Loss on disposal of Fixed Assets		-	11,835
Changes in Assets and Liabilities:
Account Receivables		(5,088,446)	(9,429,997)
Notes Receivables		(13,617,416)	(5,537,498)
Other Currents Assets		1,955,374	3,224,631
Inventory		(7,051,537)	(563,398)
Prepayments		157,299	(9,977,123)
Deferred tax assets		(168,510)	(31,185)
Accounts Payable and Notes Payable		1,588,281	5,062,595
Income Tax Payable		596,693	211,344
Deposits Received from Customers		3,644,043	(2,630,156)
Other Current Liabilities and Accrued Expenses		2,169,513	2,179,900
Deferred tax liabilities		60,794	8,550
Net Cash Flows from Operating Activities		12,264,031	2,455,483

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(16,928,230)	(7,367,244)
Leasehold Improvements in Progress		-	(477,876)
Acquisition of the automotive parts business		(24,963,964)	-
Sales proceeds of disposal of fixed assets		-	42,590

Net Cash Flows from Investing Activities		(41,892,194)	(7,802,530)

Cash Flows from Financing Activities
Proceeds from Bank Loans		15,529,510	-
Proceeds from Share Issuance		9,399,978	-
Capital contributed by Minority S/H		1,038,900	52

Net Cash flows from Financing Activities		25,968,388	52

Effects on changes in foreign exchange rate		95,594	8,381

Net Change in Cash and Cash Equivalents		(3,564,181)	2,459,272

Cash and Cash Equivalents- Beginning of the year		10,255,259	7,795,987

Cash and cash Equivalents - End of the year	US$	6,691,078	10,255,259

Supplemental Cash Flow Disclosures:
Interest Paid		550,393	-
Tax Paid		2,961,875	2,302,527

Non-Cash Transaction Disclosure:
Cashless exercise of options and warrants and issuance of common stock		-	51

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